SUBADVISORY AGREEMENT

         AGREEMENT made as of the 1st day of September, 2002, by and between Evergreen Investment Management Company, LLC, a Delaware corporation (the "Advisor"), and Marsico Capital Management, LLC, a Delaware limited liability company ("the Subadvisor").

         WHEREAS, the Advisor serves as investment adviser of the Evergreen Masters Fund ("Fund"), a series of Evergreen Equity Trust ("the Trust"), a Delaware business trust which has filed a registration statement under the Investment Company Act of 1940, as amended ("the 1940 Act") and the Securities Act of 1933 ("the Registration Statement"); and

         WHEREAS,   the  Trust  is  comprised  of  several  separate  investment portfolios, one of which is the Fund; and

         WHEREAS, the Advisor desires to avail itself of the services, advice and assistance of the Subadvisor to assist the Advisor in providing investment advisory services to the Fund; and

        WHEREAS, the Advisor is registered under the Investment Advisers Act of 1940, as amended ("the Advisers Act"), is engaged in the business of rendering investment advisory services to investment companies and other institutional clients and desires to provide such services to the Advisor;

         NOW,   THEREFORE,   in   consideration  of  the  terms  and  conditions
hereinafter set forth, it is agreed as follow:

        1. Employment of the Subadvisor. The Advisor hereby employs the Subadvisor to manage the investment and reinvestment of that portion of the Fund which the Advisor allocates to the Subadvisor from time to time ("the Account"), subject to the control and direction of the Trust's Board of Trustees, for the period and on the terms hereinafter set forth. The Subadvisor hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Subadvisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Advisor, the Fund or the Trust in any way. The Subadvisor may execute account documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with its management of the Account.

         2. Rebalancing of the Fund. The Advisor intends to allocate approximately 25% of the existing net assets of the Fund for management by the Subadvisor. In addition to the Subadvisor, the Advisor intends to appoint or has appointed two other sub-advisers to assist in the management of the Fund's assets along with the Advisor, and intends to allocate to each sub-adviser (including the Advisor) 25% of all Fund new share purchases, purchase exchanges, and distribution reinvestment less share redemptions, redemption exchanges and cash distributions ("Net Flows"). The Advisor and the Subadvisor acknowledge that market action may result in each sub-adviser managing more or less than 25% of the Fund's assets at any point in time. The Advisor agrees that it will not actively reallocate Fund assets among the sub-advisers unless average daily net assets allocated to one sub-adviser (i) exceeds 35% or (ii) is less than 15%, in each case of average daily net assets of the Fund for three consecutive calendar months. Upon the occurrence of such an event, the Advisor may, but shall not be obligated to, reallocate Fund assets among the sub-advisers so as to provide for more equal distribution of Fund assets among the sub-advisers and itself. The Advisor may effect such rebalancing by reallocating existing Fund assets or by changing the allocation of Fund Net Flows, in its sole discretion. The Advisor shall provide each sub-adviser affected by such reallocation with at least 30 days prior written notice thereof.

         3. Obligations of Services to be Provided by the Subadvisor. The Subadvisor undertakes to provide the following services and to assume the following obligations:

         a. The Subadvisor shall have complete discretion to manage the investment and reinvestment of the portfolio assets of the Account, all without prior consultation with the Advisor, subject to and in accordance with (i) the investment objective and policies of the Fund set forth in the Fund's Prospectus and Statement of Additional Information as from time to time in effect ("the Governing Documents") (ii) the requirements applicable to registered investment companies under applicable laws, including without limitation the Investment Company Act of 1940 ("1940 Act") and Subchapter M of the Internal Revenue Code of 1986, as amended ("the Code") and (iii) any written instructions which the Advisor or the Trust's Board of Trustees may issue from time-to-time; provided, however, that for purposes of determining compliance with the Governing Documents and with applicable law, the Subadvisor may treat the Account as if it constituted the entire Fund. The Subadvisor shall have no responsibility with respect to the Fund's assets other than the assets in the Account. The Subadvisor also agrees to conduct its activities hereunder in accordance with any applicable procedures or policies adopted by the Trust's Board of Trustees as from time to time in effect and provided in writing to the Subadvisor ("the Procedures"). The Advisor has provided to the Subadvisor copies of all Governing Documents and Procedures and shall promptly provide to the Subadvisor any amendments or supplements thereto. Advisor shall send such amendments to Subadvisor promptly, and Subadvisor shall be obliged to follow such amended procedures as of the date of their receipt or the effective date of such amendments, whichever is later. Subject to and in pursuance of the foregoing, the Subadvisor shall make all determinations with respect to the purchase and sale of portfolio securities with full power and authority to engage in such transactions, and shall take such action necessary to implement any such transactions. The Subadvisor shall render such reports to the Trust's Board of Trustees and the Advisor as they may reasonably request concerning the investment activities of the Account. Unless the Advisor gives the Subadvisor written instructions to the contrary, the Subadvisor shall, in good faith and in a manner which it reasonably believes best serves the interests of the Account's shareholders, vote such proxies as may be necessary or advisable in connection with any matters submitted to a vote of shareholders of securities held in the Account. Subadvisor has the authority to tender or convert any securities in the Account; to execute waivers, consents and other instruments with respect to such securities; and to endorse, transfer or deliver such securities or to consent to any class action, plan or reorganization, merger, combination, consolidation, liquidation or similar plan with reference to such securities.

         b. The Advisor may direct the Subadvisor to effect up to 25% of all transactions in portfolio securities for the Account through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses that the Trust is required to pay or for which the Trust is required to arrange payment or for any other lawful purposes. The Subadvisor will treat such a direction as a decision by the Advisor to retain, to the extent of the direction, the discretion that the Subadvisor otherwise would exercise to select broker-dealers and negotiate commissions for the Account. There may be occasions when the Subadvisor is unable to obtain best execution because, for example, the selected broker may not be as efficient in executing transactions as another broker would be, the trade cannot be aggregated with other trades sent to other brokers, or for other reasons. Absent instructions of the Advisor to the contrary, the Subadvisor shall, in the name of the Fund, place orders for the execution of portfolio transactions with or through such brokers, dealers or other financial institutions as it may select. The Subadvisor shall seek to obtain best execution of all portfolio transactions executed on behalf of the Fund if the Subadvisor selects the broker and otherwise has meaningful control of the execution, provided that, so long as the Subadvisor has complied with
Section 28(e) of the Securities Exchange Act of 1934, the Subadvisor may cause the Fund to pay a commission on a transaction in excess of the amount of commission another broker-dealer would have charged. Specifically, the Subadvisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker-dealer that provides brokerage or research services to the Subadvisor an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer offering equally good execution capability in the portfolio investment would have charged for effecting that transaction if the Subadvisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage or research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Subadvisor's overall responsibilities with respect to the Fund and to other clients of the Subadvisor as to which the Subadvisor exercises investment discretion.

         c. Subadvisor may use any entity affiliated with it, including Banc of America Securities, LLC ("BAS"), as a broker or dealer ("affiliated broker") to execute trades for the Fund. An affiliated broker generally will not act as principal for its own account, but will act as agent for other persons including the Fund. An affiliated broker may execute transactions for the Fund on an exchange floor, and receive and retain all commissions, fees, and benefits. An affiliated broker also may execute agency cross trades, in which the affiliated broker acts as broker for another customer in the same transaction in which it acts as broker for the Fund. Subadvisor will comply with all applicable legal requirements, including Rule 17e-1 under the Investment Company Act and Rule 206(3)-2 under the Investment Advisers Act and with the Procedures. Advisor is aware that the affiliation between the Subadvisor and an affiliated broker (such as BAS) could give the Subadvisor or its parent, Bank of America Corporation, an indirect interest in brokerage commissions received by the affiliated broker (such as BAS). This could create a potential conflict of interest when the Subadvisor considers whether to use an affiliated broker. Advisor is also aware that agency cross trades could create potentially conflicting divisions of loyalties and responsibilities, because the affiliated broker acts for and receives commissions from both parties, while the Subadvisor advises the Fund to enter into the trade. The Subadvisor will use an affiliated broker only when it believes that this is in the Fund's best interests because the broker is expected to provide best execution. Advisor may at any time revoke its consent to the execution of future agency cross trades for its account by giving written notice to Subadvisor or the affiliated broker, which will become effective after receipt.

         d. In connection with the placement of orders for the execution of the portfolio transactions of the Account, the Subadvisor shall create and maintain all necessary records pertaining to the purchase and sale of securities by the Subadvisor on behalf of the Account in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act. All records shall be the property of the Trust and shall be available for inspection and use by the Securities and Exchange Commission ("SEC") as required by applicable law, the Trust, the Advisor or any person retained by the Trust at all reasonable times. Where applicable, such records shall be maintained by the Subadvisor for the periods and in the places required by Rule 31a-2 under the 1940 Act.

         e. The Subadvisor shall bear its expenses of providing services pursuant to this Agreement. However, the Subadvisor shall not be obligated to pay any expenses of Advisor or the Fund, including without limitation, interest and taxes, brokerage commissions and other costs associated with the purchase or sale of securities and other investment instruments, custodian fees, and other Account expenses.

         4. Custody. Subadvisor will at no time have custody or physical control of the cash and assets in the Account, and will not be liable for any act or omission of the Fund's Custodian.

        5. Compensation of the Subadvisor. In full consideration of services rendered pursuant to this Agreement, the Advisor will pay the Subadvisor a fee at the annual rate set forth in Schedule A hereto of the value of the Account's average daily net assets. Such fee shall be accrued daily and paid monthly as soon as practicable after the end of each month. If the Subadvisor shall serve for less than the whole of any month, the foregoing compensation shall be prorated. For the purpose of determining fees payable to the Subadvisor, the value of the Account's net assets shall be computed at the times and in the manner that the Fund's net assets are computed, as specified in the Governing Documents.

        6. Other Activities of the Subadvisor. The services of the Subadvisor hereunder are not to be deemed exclusive, and the Subadvisor shall be free to render similar services to others and to engage in other activities, so long as the services rendered hereunder are not impaired. The Subadvisor may give advice and take action with respect to other clients that may differ from the advice given to or the actions taken for the Fund, in terms of securities, timing, nature of transactions and other factors, so long as Subadvisor, to the extent practicable, attempts in good faith to allocate investment opportunities on a fair and equitable basis among its clients, including the Fund, taking into account factors such as their different investment objectives, restrictions, and cash positions. Other clients of Subadvisor, as well as Subadvisor, its principals, employees, affiliates and their family members, may hold and engage in transactions in securities also purchased or sold for the Fund, or about which Subadvisor has given advice to the Fund. Subadvisor has no obligation to purchase, sell or make recommendations for the Fund concerning any security which Subadvisor purchases, sells or recommends to any other client, or any security in which Subadvisor, its principals, employees, affiliates or their family members may invest.

         7. Use of Names. The Advisor shall not use the name of the Subadvisor or any of its affiliates in any prospectus, sales literature or other material relating to the Trust or the Fund in any manner not approved prior thereto by the Subadvisor; provided, however, that the Advisor may use the name of the Subadvisor and its affiliates in any such material that merely refers in accurate terms to the Subadvisor's appointment hereunder. The Subadvisor shall not use the name of the Trust or the Advisor in any material relating to the Subadvisor in any manner not approved prior thereto by the Advisor; provided, however, that the Subadvisor may use the name of the Advisor or the Trust in any material that merely refers in accurate terms to the appointment of the Subadvisor hereunder.

         8. Liability of the Subadvisor. Absent willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Subadvisor, the Subadvisor shall not be liable for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. No statement in this Agreement or any other document constitutes a representation by Subadvisor regarding the rate of growth or return of the Account. Neither Subadvisor nor any of its officers, directors or employees make any representations or warranties, express or implied, that any level of performance or investment results will be achieved by the Account or that the Account will perform comparably with any standard or index, including other clients of Subadvisor, whether public or private. Subject to the foregoing, nothing herein shall constitute a waiver of any rights or remedies which the Trust may have under any federal or state securities laws.

       9. Limitation of Trust's Liability. The Subadvisor acknowledges that it has received notice of and accepts the limitations upon the Trust's liability set forth in its Agreement and Declaration of Trust. The Subadvisor agrees that any of the Trust's obligations shall be limited to the assets of the Fund and that the Subadvisor shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trust officer, employee or agent of the Trust.

        10. Advisor Representations. Advisor represents that: (i) the retention of Subadvisor by Advisor as contemplated by this Agreement is authorized by the respective governing documents of the Trust and the Advisor; (ii) the execution, delivery and performance of this Agreement does not violate any obligation by which the Trust or the Advisor or their respective property is bound, whether arising by contract, operation of law or otherwise; (iii) this Agreement has been duly authorized by appropriate action of the Trustees and Advisor and when executed and delivered will be a legal, valid and binding obligation of the Advisor, enforceable against the Advisor in accordance with its terms, subject, as to enforcement, to laws affecting creditors' rights generally and general equitable principles; (iv) Advisor has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and instituted procedures reasonably necessary to prevent access persons under Rule 17j-1 from violating the code of ethics; (v) Advisor is not prohibited by applicable law, regulation or order from performing the services contemplated by this Agreement;
(vi) Advisor will promptly notify Subadvisor of the occurrence of any event that would disqualify Advisor from serving as investment manager of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; and (vii) Advisor has received Part II of Subadvisor's current Form ADV.

        11. Subadvisor Representations. Subadvisor represents that: (i) the execution, delivery and performance of this Agreement does not violate any obligation by which the Subadvisor is bound, whether arising by contract, operation of law or otherwise; (ii) this Agreement has been duly authorized by appropriate action of the Subadvisor and when executed and delivered will be a legal, valid and binding obligation of the Subadvisor, enforceable in accordance with its terms; (iii) Subadvisor is registered as an investment adviser under the Advisers Act; (iv) Subadvisor has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and instituted procedures reasonably necessary to prevent access persons under Rule 17j-1 from violating the code of ethics; (v) Subadvisor is not prohibited by applicable law, regulation or order from performing the services contemplated by this Agreement; and (vi) Subadvisor will promptly notify Advisor of the occurrence of any event that would disqualify Subadvisor from serving as investment manager of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

         12. Renewal, Termination and Amendment. This Agreement shall continue in effect, unless sooner terminated as hereinafter provided, for a period of two years from the date hereof and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Fund or by vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time without payment of any penalty, by the Trust's Board of Trustees, by the Advisor, or by a vote of a majority of the outstanding voting securities of the Fund upon 60 days' prior written notice to the Subadvisor or by the Subadvisor upon 60 days' prior written notice to the Advisor, or upon such shorter notice as may be mutually agreed upon. This Agreement shall terminate automatically and immediately upon termination of the Investment Advisory and Management Agreement between the Advisor and the Trust. This Agreement shall terminate automatically and immediately in the event of its assignment. The terms "assignment" and a vote of a majority of the outstanding voting securities shall have the meaning set forth for such terms in the 1940 Act. This Agreement may be amended at any time by the Subadvisor and the Advisor, subject to approval by the Trust's Board of Trustees and, if required by applicable SEC rules and regulations, a vote of a majority of the Fund's outstanding voting securities. Any amendment must be in writing and signed by both parties. Upon any termination of this Agreement, Subadvisor retains the right to complete any transactions open as of the termination date and to retain amounts in the Account to effect their completion. Upon any termination, it is Advisor's responsibility to issue written instructions regarding assets in the Account. Fees will be prorated to the date of any termination.

         13. Confidential Relationship. Any information and advice furnished by either party to this Agreement to the other shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto except as required by law, rule or regulation or in the ordinary course of the Advisor's or Subadvisor's carrying out its duties as anticipated by this agreement. The Advisor hereby consents to the disclosure to third parties of investment results and other data of the Account in connection with providing composite investment results and related information of the Subadvisor.

         14. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         15. Notices. Any notices hereunder shall be in writing, duly signed by the party giving such notice, and shall be effective when received by the party to whom addressed at the address indicated below or to such other address as a party may designate in writing to the other party.

Advisor:
Evergreen Investment Management Company, LLC
200 Berkeley Street
Boston, Massachusetts  01922
Attention: Catherine F. Kennedy

Subadvisor:
Marsico Capital Management, LLC
1200 17th Street, Suite 1300
Denver, Colorado  80202
Attention:  Mary Watson

         16. Miscellaneous. This Agreement, including the Schedules attached hereto, constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, negotiations, representations and proposals, whether written or oral. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Massachusetts. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on the parties.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                          EVERGREEN INVESTMENT MANAGEMENT COMPANY, LLC



                          By: _________________________
                              Authorized Officer

                         MARSICO CAPITAL MANAGEMENT, LLC

                         By: ___________________________
                             President

                                   SCHEDULE A

Evergreen Masters Fund               0.50% of average daily net assets of the
                                     Account.